Exhibit 4.1

FIRST SUPPLEMENTAL INDENTURE

dated as of August 12, 2005

TO
INDENTURE
dated as of January 26, 2001
by and among
NEXTEL COMMUNICATIONS, INC.,
as Issuer,
and
BNY MIDWEST TRUST COMPANY,
as Trustee

FIRST SUPPLEMENTAL INDENTURE
     This FIRST SUPPLEMENTAL INDENTURE (the “First Supplemental Indenture”) dated as of August 12, 2005, by and among Nextel Communications, Inc., a Delaware corporation (the “Company”), S-N Merger Corp., a Delaware corporation (“Successor”), and BNY Midwest Trust Company, as trustee under the indenture referred to below (the “Trustee”).
W I T N E S S E T H :
     WHEREAS, the Company has heretofore executed and delivered to the Trustee an Indenture, dated as of January 26, 2001 (the “Indenture”), providing for the issuance of its 9 1/2% Senior Serial Redeemable Notes due February 1, 2011 (the “Securities”) of which $84,918,209 aggregate principal amount have been issued and are outstanding on the date hereof;
     WHEREAS, on the date hereof, the Company will be merged (the “Merger”) with and into Successor, pursuant to the terms and conditions set forth in a Certificate of Merger filed with the Secretary of State of the State of Delaware on August 12, 2005, resulting in Successor becoming the successor to and obligor on the Securities and all of the Company’s obligations under the Indenture;
     WHEREAS, Section 801 of the Indenture permits the Company to merge into another Person, if such Person is the Surviving Entity, so long as certain conditions are met;
     WHEREAS, Section 901(1) of the Indenture provides that, without the consent of the Holders of any Securities, the Company, when authorized by a Board Resolution, and the Trustee, at any time and from time to time, may enter into one or more supplemental indentures to evidence the succession of another Person to the Company, and the assumption by any such successor of the covenants of the Company under the Indenture and in the Securities;
     WHEREAS, all things necessary to authorize the assumption by Successor of the Company’s obligations under the Indenture and to make this First Supplemental Indenture when executed by the parties hereto a valid and binding supplement to the Indenture have been done and performed.
     NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto mutually covenant and agree for the equal and ratable benefit of the Holders of the Securities as follows:
     1.      Definitions. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture. For all purposes of this First Supplemental Indenture, except as otherwise herein expressly provided or unless the context otherwise requires: (i) the terms and expressions used herein shall have the same meanings as corresponding terms and expressions used in the Indenture; and (ii) the words “herein,” “hereof” and “hereby” and other words of similar import used in this First Supplemental Indenture refer to this First Supplemental Indenture as a whole and not to any particular section hereof.

     2.      Assumption of Covenants. As a result of the merger of the Company with and into Successor, Successor will become the successor obligor under the Securities and, as of the effective time of the Merger, Successor hereby expressly assumes the due and punctual payment of the principal and any premium of and interest on all the Securities and the performance and observance of every covenant and condition of the Indenture on the part of the Company to be performed or observed, as required by Section 801 of the Indenture, and, thereafter, all references in the Indenture, as amended hereby, to “the Company” shall be deemed to be references to Successor, as successor by merger to the Company under the Indenture.
     3.      Separability Clause. In case any provision in this First Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.
     4.      Modification, Amendment and Waiver. The provisions of this First Supplemental Indenture may not be amended, supplemented, modified or waived, unless otherwise provided in the Indenture, except by the execution of a supplemental indenture executed by the Company, and, to the extent such amendment, supplement or waiver adversely affects the rights of any Holders, with the Required Consent of such Holders. Any such amendment or supplemental indenture shall comply with Article Nine of the Indenture. Until an amendment, waiver or other action by Holders becomes effective, a consent thereto by a Holder of a Security hereunder is a continuing consent by the Holder and every subsequent Holder of that Security or portion of the Security that evidences the same obligation as the consenting Holder’s Security, even if notation of the consent, waiver or action is not made on the Security. After an amendment, waiver or action becomes effective, it shall bind every Holder.
     5.      Ratification of Indenture; First Supplemental Indenture Part of the Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. In the event of a conflict between the terms and conditions of the Indenture and the terms and conditions of this First Supplemental Indenture, then the terms and conditions of this First Supplemental Indenture shall prevail. This First Supplemental Indenture shall form a part of the Indenture for all purposes, and every holder of Securities heretofore or hereafter authenticated and delivered shall be bound hereby.
     6.      Trust Indenture Act Controls. If any provision of this First Supplemental Indenture limits, qualifies or conflicts with any provision of the Trust Indenture Act of 1939, as amended (“TIA”), that is required under the TIA to be part of and govern any provision of this First Supplemental Indenture, the provision of the TIA shall control. If any provision of this First Supplemental Indenture modifies or excludes any provisions of the TIA that may be so modified or excluded, the provisions of the TIA shall be deemed to apply to the Indenture as so modified or to be excluded by this First Supplemental Indenture, as the case may be.
     7.      Governing Law. THIS FIRST SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, AS APPLIED TO CONTRACTS MADE AND PERFORMED WITHIN THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO THE PRINCIPLES OF CONFLICTS OF LAW.

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     8.      Trustee Makes No Representation. The statements herein are deemed to be those of the Company. The Trustee makes no representation as to the validity or sufficiency of this First Supplemental Indenture.
     9.      Multiple Originals. The parties may sign any number of copies of this First Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. One signed copy is enough to prove this First Supplemental Indenture.
     10.      Effect of Headings. The Section headings herein are for convenience only and shall not effect the construction thereof.
     11.      Notices. Any request, demand, authorization, notice, waiver, consent or communication to any of the parties shall be made as set forth in Sections 105 and 106 of the Indenture.
     12.      Successors. All agreements of the Company in respect of this First Supplemental Indenture shall bind its successor.

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     IN WITNESS WHEREOF, this First Supplemental Indenture has been duly executed by the Company, Successor and the Trustee as of the date first written above.

NEXTEL COMMUNICATIONS, INC.
By:	/s/ Gary D Begeman
	Name:	Gary D. Begeman
	Title:	Vice President

S-N MERGER CORP.
By:	/s/ Charles R. Wunsch
	Name:	Charles R. Wunsch
	Title:	Vice President

BNY MIDWEST TRUST COMPANY, as Trustee
By:	/s/ D. G. Donovan
	Name:	D. G. Donovan
	Title:	Vice President

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